Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 25 Dated October 22, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $150,000,000
Price to Public: 100%		Proceeds to HFC: 99.90%
Issue Date: November 5, 2001		Stated Maturity: November 5, 2003
Redeemable On or After: Not Applicable
Interest Rate : 3.56%
Interest Payment Dates: On the 15th of May and November of each year, commencing May 15, 2002 and the Stated Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Calculation Agent: The Chase Manhattan Bank (National Association)
Agent:	Merrill Lynch	$150,000,000	DTC 5132

Agent's Discount or Commission: .10%